Exhibit 99.1

American States Water Company Announces Approval by CPUC of Conservation Rate Design and Revenue Adjustment Mechanism

SAN DIMAS, Calif.--(BUSINESS WIRE)--American States Water Company (NYSE:AWR) announced that on August 21, 2008 the California Public Utilities Commission (“CPUC”) issued a final decision which approved a settlement agreement between AWR’s Golden State Water Company unit and the CPUC’s Division of Ratepayer Advocates (“DRA”) regarding conservation rate design, the implementation of a Water Revenue Adjustment Mechanism (“WRAM”) to decouple sales from revenues, and the establishment of a modified cost balancing account that allows recovery of supply costs for changes in water supply mix. In addition to approving the settlement agreement, the CPUC’s decision also rejected DRA’s recommendation for a downward adjustment to the adopted rate of return on equity (“ROE”) with the implementation of the WRAM. The CPUC’s decision deferred to a separate cost of capital proceeding, the issue of whether any adjustment to the adopted ROE is warranted.

In February 2007, the CPUC opened an Order Instituting Investigation (“OII”) to Consider Policies to Achieve Conservation Objectives (known as the “Conservation OII”). The Conservation OII’s primary considerations were: (i) the establishment of a WRAM to decouple sales from revenues; (ii) tiered rate design as a means to encourage water conservation; (iii) a modified supply cost balancing account; and (iv) whether the adoption of a revenue adjustment mechanism should affect the authorized ROE. The WRAM and the modified supply cost balancing account are intended to negate any impact on the Company’s earnings from customers’ conservation efforts.

The decision authorized GSWC to implement an increasing block rate design in GSWC’s Regions II and III as a means to encourage water conservation. It also directs GSWC to file a tiered rate design for Region I within 20 days of the decision. In addition, GSWC is authorized to establish a WRAM to track revenue shortfalls for subsequent recovery from customers, and a modified supply cost balancing account that would include recovery for changes in water supply mix. The decision further defers to the upcoming cost of capital proceeding, the issue of whether the adoption of the WRAM should affect the water utilities’ ROE.

In accordance with the CPUC’s administrative processing rules, GSWC will implement two-tiered increasing block rates 90 days after the August 21st approval of the settlement agreement. During the interim, GSWC will implement customer education initiatives which will provide customers with conservation rate notices as a bill insert and will explain the impact of conservation rates on customers’ bills.

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 254,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona, and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems at a number of U.S. Military Bases throughout the United States.

CONTACT:
American States Water Company
Robert J. Sprowls
Executive Vice President, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, extension 647